                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549


                                   FORM 8-K/A


                                 CURRENT REPORT


               PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


      Date of Report  (Date of earliest event reported)  January 10, 1997


                    HOME HEALTH CORPORATION OF AMERICA, INC.
             (Exact name of registrant as specified in its charter)


   Pennsylvania                        23-2224800                0-26938
(State or other jurisdiction         (IRS Employer          (Commission File
     of incorporation)            Identification No.)            Number)




       2200 Renaissance Boulevard
              Suite 300
          King of Prussia, PA                                    19406
(Address of principal executive offices)                       (Zip code)




      Registrant's telephone number, including area code: (610) 272-1717




Exhibit index is located on page 25

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

Effective January 1, 1997, Home Health Corporation of America, Inc. (the "Company") acquired certain assets of LHS Holdings, Inc. ("LHS") and certain assets of two of its subsidiaries, which are providers of primarily Medicare cost-reimbursed nursing and related patient services. In connection with this acquisition, the Company has also agreed to purchase certain assets of two affiliated companies by April 30, 1997, which are providers of primarily pediatric nursing and infusion therapy services (collectively, the purchases, including those related to the affiliates, are hereafter referred to as the "LHS Acquisition"). The operations of the companies acquired and to be acquired in the LHS Acquisition had net revenues of $16.0 million for the twelve month period ended June 30, 1996. The aggregate consideration payable for the LHS Acquisition is expected to be $9.3 million, including an estimated contingent amount of $2.7 million related to the acquisition of the two affiliates. The aggregate consideration, excluding the contingent amount, is comprised of approximately $5.1 million in cash, $1.0 million in notes, and the balance in shares of the Company's common stock. Of this amount, $2.0 million was paid on January 10, 1997, and was funded through borrowings under the Company's senior credit facility. The balance of the purchase price is due upon closing of the acquisition of the affiliated companies. The LHS Acquisition will be accounted for as a purchase.

ITEM 7.   FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

a)      Financial Statements

The following lists the historical financial statements of the companies acquired and to be acquired in the LHS Acquisition, attached hereto:


                                          Page
                                        ------

Report of Baird, Kurtz & Dobson              5

Consolidated Balance Sheet as of
 December 31, 1995 and Combined Balance      6
 Sheet as of September 30, 1996
 (unaudited)

Consolidated Statements of Operations
 and Accumulated Deficit for the year
 ended December 31, 1995 and the nine
 months ended September 30, 1995
 (unaudited) and Combined Statement of       7
 Operations and Accumulated Deficit for
 the nine months ended September 30,
 1996 (unaudited)


Consolidated Statements of Cash Flows
 for the year ended December 31, 1995
 and the nine months ended September
 30, 1995 (unaudited) and Combined           8
 Statement of Cash Flows for the nine
 months ended September 30, 1996
 (unaudited)

     Notes to the Financial Statements           10

b)   Unaudited Pro Forma Financial Information

The following lists the unaudited pro forma financial information of the companies acquired and to be acquired in the LHS Acquisition, attached hereto:


                                          Page
                                        ------

Pro forma Consolidated Balance Sheet as     20
 of September 30, 1996

Pro forma Consolidated Statement of
 Operations for the year ended June 30,     21
 1996

Pro forma Consolidated Statement of
 Operations for the three months ended      22
 September 30, 1996

Notes to Unaudited Pro Forma                23
 Consolidated Financial Statements


c)  Exhibits

    2.1 * Asset Acquisition Agreement Among Home Health Corporation of America, Inc. and its Nominees, LHS Holdings, Inc., Liberty Health Services, Inc., Nurses Today M/C, Inc. and Mark H. O'Brien.

    2.2 * Asset Acquisition Agreement Among Home Health Corporation of America, Inc. and its Nominees, PDN, Inc., Medical I.V., Inc. and Mark H. O'Brien.

    2.3 * Indemnification Agreement Among Home Health Corporation of America, Inc. and its Nominees, LHS Holdings, Inc., Liberty Health Services, Inc., Nurses Today M/C, Inc., PDN, Inc., Medical I.V., Inc. and Mark H. O'Brien.

    23.1 Consent of Independent Accountant

  --------------
  * Incorporated by reference to the Company's Form 8-K dated November 27, 1996, as filed on December 13, 1996.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              Home Health Corporation of America, Inc.


Date:    March 20, 1997        /s/   Bruce J. Colburn
                              -----------------------
                              Name:  Bruce J. Colburn,
                              Title: Chief Financial and Accounting Officer

                         INDEPENDENT ACCOUNTANT'S REPORT
                         -------------------------------



Stockholder and Board of Directors
LHS Holdings, Inc.
Louisville, Kentucky


  We have audited the accompanying consolidated balance sheet of LHS HOLDINGS, INC. AND ITS SUBSIDIARIES, as of December 31, 1995, and the related consolidated statement of operations and accumulated deficit, and statement of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LHS HOLDINGS, INC. AND ITS SUBSIDIARIES, as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                       /s/ BAIRD, KURTZ & DOBSON



July 9, 1996
Tulsa, Oklahoma

            LHS HOLDINGS, INC. AND ITS SUBSIDIARIES AND AFFILIATES

              CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1995

                                      AND

          COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 1996 (UNAUDITED)

                                                    December 31,   September 30,
                                                        1995            1996
                                                     -------------  --------------
                       ASSETS                                        (Unaudited)

Current assets
 Cash                                                 $  143,123      $  757,643
 Accounts receivable, net                              1,241,784       1,608,614
 Accounts receivable, other                            1,197,513         777,008
 Accounts receivable, managed entity                           -          69,145
 Inventory                                                     -         166,803
 Deferred income taxes                                   280,588         251,356
 Prepaid expenses and other current assets               250,712         182,093
                                                      ----------      ----------
     Total current assets                              3,113,720       3,812,662
                                                      ----------      ----------
Fixed assets
 Fixed assets                                             61,853         269,413
 Less:  Accumulated depreciation and amortization        (19,278)        (47,083)
                                                      ----------      ----------
     Total fixed assets                                   42,575         222,330
                                                      ----------      ----------
Cost in excess of net assets acquired, net             2,368,564       2,831,441
Loans and interest receivable, related party             497,884       1,611,251
                                                      ----------      ----------
             Total assets                             $6,022,743      $8,477,684
                                                      ==========      ==========


                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)


Current liabilities
 Accounts payable                                     $  533,533      $  528,557
 Accrued compensation                                    436,404         387,955
 Accrued employee benefits                             1,825,470       1,657,002
 Accrued taxes                                           229,952         356,351
 Income taxes payable                                    214,392               -
 Accrued expenses                                        741,848         671,510
 Accrued interest, related party                               -          38,212
 Due to third party                                      425,530         235,902
 Notes payable, current                                1,613,847       3,522,415
                                                      ----------      ----------
     Total current liabilities                         6,020,976       7,397,904
                                                      ----------      ----------
Notes payable, third party                               475,000         491,529
Notes payable, related party                                   -         937,500
Employee benefits, long term                                   -         507,662

Stockholder's equity (deficit)
 Common stock (See Note 11)                                   20              40
 Additional paid in capital                                    -           1,980
 Accumulated deficit                                    (473,253)       (858,931)
                                                      ----------      ----------
     Total stockholder's equity (deficit)               (473,233)       (856,911)
                                                      ----------      ----------
             Total liabilities and
              stockholder's equity (deficit)          $6,022,743      $8,477,684
                                                      ==========      ==========

The accompanying notes are an integral part of these financial statements.

            LHS HOLDINGS, INC. AND ITS SUBSIDIARIES AND AFFILIATES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                   FOR THE YEAR ENDED DECEMBER 31, 1995 AND
             THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)
                                      AND
           COMBINED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)



                                               Year Ended        Nine Months Ended
                                               December 31,         September 30,
                                                  1995           1995          1996
                                              -------------  -----------   ----------
                                                                    (Unaudited)

Net revenue                                    $15,689,278   $10,372,863   $17,953,933

Operating expenses:
 Employee compensation                           5,763,855     3,662,291     9,207,546
 Employee benefits                               2,530,747     1,783,838     1,953,454
 Contracted clinical services                    2,752,478     1,917,380       823,442
 Transportation                                    565,186       383,577       688,742
 Rent                                              655,410       346,351       846,178
 Cost of medical supplies sold                           -             -       444,516
 Professional fees                                 239,504        88,308       274,123
 Depreciation and amortization                     126,691        91,883       169,333
 Other                                           2,875,851     1,891,528     3,421,114
                                              ------------   -----------   -----------
     Total operating expenses                   15,509,722    10,165,156    17,828,448
                                              ------------   -----------   -----------
Operating income                                   179,556       207,707       125,485

Interest income                                      5,200         2,663        10,970
Interest income, related party                      34,280        23,041        90,699
Interest expense                                  (374,945)     (255,023)     (574,045)
Interest expense, related party                          -             -       (38,787)
                                              ------------   -----------   -----------
Net loss                                          (155,909)      (21,612)     (385,678)
Accumulated deficit at beginning of period        (317,344)     (317,344)     (473,253)
                                              ------------   -----------   -----------
Accumulated deficit at end of period          $   (473,253)  $  (338,956)  $  (858,931)
                                              ============   ===========   ===========


The accompanying notes are an integral part of these financial statements.

            LHS HOLDINGS, INC. AND ITS SUBSIDIARIES AND AFFILIATES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEAR ENDED DECEMBER 31, 1995 AND
             THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)
                                      AND
                       COMBINED STATEMENT OF CASH FLOWS
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)





                                                                             Year Ended         Nine Months Ended
                                                                             December 31,          September 30,
                                                                                 1995           1995           1996
                                                                             ------------    ----------     -----------
                                                                                                    (Unaudited)
Cash flows from operating activities:
 Net loss                                                                       ($155,909)    ($21,612)      ($385,678)

 Adjustments to reconcile net loss to net cash
  provided by/(used in) operating activities:
   Depreciation and amortization                                                  126,691       91,883         169,333

 Changes in operating assets and liabilities:
   Increase in accounts receivable                                             (1,431,869)    (440,826)        (15,470)
   Increase in inventory                                                                -            -        (166,803)
   (Increase)/decrease in deferred income taxes                                  (214,392)    (135,811)         29,232
   (Increase)/decrease in prepaid expenses and other current assets               (59,873)     (13,477)         68,619
   Increase/(decrease) in accounts payable                                        158,035      126,677          (4,976)
   Increase in accrued compensation and benefits                                1,525,705    1,151,653         290,745
   Increase in accrued taxes                                                      156,386       14,701         126,399
   Increase/(decrease) in income taxes payable                                    148,196      135,811        (214,392)
   Increase/(decrease) in accrued expenses                                        311,223     (239,163)        (70,338)
   Increase in accrued interest, related party                                          -            -          38,212
   Increase/(decrease) in due to third party                                      425,530      738,291        (189,628)
   Decrease in unearned revenue                                                  (125,000)     (75,000)              -
                                                                               ----------   ----------      ----------
      Net cash provided by/(used in) operating activities                         864,723    1,333,127        (324,745)
                                                                               ----------   ----------      ----------

                                   Continued

            LHS HOLDINGS, INC. AND ITS SUBSIDIARIES AND AFFILIATES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEAR ENDED DECEMBER 31, 1995 AND
             THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)
                                      AND
                       COMBINED STATEMENT OF CASH FLOWS
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)
                                  (CONTINUED)



                                                                           Year ended       Nine Months Ended
                                                                           December 31,        September 30,
                                                                              1995          1995          1996
                                                                           ------------  ----------   -----------
                                                                                           (Unaudited)
Cash flows from financing activities:
 Proceeds from the issuance of common stock                                      -             -         2,000
 Proceeds from issuance of notes payable, related party                          -             -       937,500
 Repayments of notes payable, third party                               (1,166,685)   (1,091,684)   (1,882,121)
 Proceeds from issuance of notes payable, third party                    1,150,498       187,069     3,211,450
                                                                       -----------   -----------   -----------
      Net cash provided by/(used in) financing activities                  (16,187)     (904,615)    2,268,829
                                                                       -----------   -----------   -----------
Cash flows from investing activities:
 Investment in fixed assets                                                (41,057)      (28,179)     (210,627)
 Investment in affiliate                                                  (675,904)            -      (118,902)
 Investment in subsidiary                                                        -       (72,968)      (25,853)
 Cash for the transfer of HNT                                                    -             -       139,185
 Loans to related party                                                   (393,354)     (369,871)   (1,188,367)
 Repayments of loans receivable, related party                             172,600       150,000        75,000
 Repayments of loans receivable, third party                               134,555       134,555             -
                                                                       -----------   -----------   -----------
      Net cash used in investing activities                               (803,160)     (186,463)   (1,329,564)
                                                                       -----------   -----------   -----------
Increase in cash                                                            45,376       242,049       614,520

Cash at beginning of period                                                 97,747        97,747       143,123
                                                                       -----------   -----------   -----------
Cash at end of period                                                  $   143,123   $   339,796   $   757,643
                                                                       ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

            LHS HOLDINGS, INC. AND ITS SUBSIDIARIES AND AFFILIATES

                       NOTES TO THE FINANCIAL STATEMENTS

         DECEMBER 31, 1995, SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1996

                  (AMOUNTS AND INFORMATION APPLICABLE TO THE
                     NINE MONTHS ENDED SEPTEMBER 30, 1995
                     AND SEPTEMBER 30, 1996 ARE UNAUDITED)


1.   THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation

     LHS Holdings, Inc. (LHS) was organized in the state of Kentucky in August 1993 for the purpose of acquiring, operating and developing home health providers. The December 31, 1995 consolidated financial statements reflect operations as of and for the year ended December 31, 1995 and include the accounts of LHS and its wholly-owned subsidiaries, Liberty Health Services, Inc. (Liberty), Gateway Home Health Agency, Inc. (Gateway), PDN, Inc. (PDN) and Hospice of North Texas, Inc. (HNT), herein referred to as the Company for 1995 reporting. The September 30, 1995 unaudited consolidated financial statements do not include the accounts of PDN and HNT as the statements precede the acquisition dates of the subsidiaries. All significant intercompany transactions have been eliminated.

     In March 1996, LHS sold PDN and HNT to S-corporations owned by LHS's sole stockholder, resulting in PDN-S and HNT-S. Additionally, in March 1996, Medical Infusion Services, Inc. (Med IV) became an affiliate of LHS when it was purchased by an S-corporation owned by LHS's sole stockholder. In July 1996, Nurses Today M/C, Inc. (Nurses Today) was acquired from an independent party and became a wholly-owned subsidiary of LHS. Because PDN-S and Med IV are not owned by LHS and these two companies are included in the September 30, 1996 unaudited financial statements, such financial statements are presented on a combined basis rather than a consolidated basis. The September 30, 1996 unaudited financial statements reflect operations as of and for the nine months ended September 30, 1996 and include the accounts of LHS and its wholly-owned subsidiaries, and companies under common control, PDN-S and Med IV, herein referred to as the Company for 1996 reporting. PDN-S assets and liabilities reflect their carryover book values since they were transferred between parties under common control. All significant intercompany and affiliate transactions have been eliminated. The September 30, 1996 financial statements exclude HNT-S as it is not included in the acquisition of certain subsidiaries and affiliates of the Company by Home Health Corporation of America, Inc.
     (HHCA).  See Note 13.

     Revenue Recognition

     Revenue is recognized when service is provided. The Company is paid for its services primarily by Medicare, Medicaid, commercial insurance companies, managed care companies and patients. Contractual allowances are recorded when the services are rendered to give recognition to third-party payment arrangements. Revenues generated from patients served under the Medicare and Medicaid cost reimbursed programs are presented at an amount equivalent to allowable cost as defined by the respective program rather than customary charges. Medicare and Medicaid reimbursable costs are limited by aggregate cost limits and by the disallowance of certain costs not directly resulting from patient care services such as promotion and advertising. During 1995 and 1996, the Company had not exceeded the aggregated cost limits and believes adequate provisions have been made for any potential disallowances as a result of audits by the respective program fiscal intermediary, which have not yet been completed for either period. Approximately 95%, 95% and 84% of the Company's net revenues for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996, respectively, were from participation in Medicare and Medicaid programs.

     The Company generates a portion of its revenue by providing consulting services to other health care providers. These services include acquisition brokering, due diligence, financial planning and clinical consulting. Total revenues related to consulting services for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996, were $383,000, $372,700 and $17,000, respectively.

     Accounts Receivable

     At December 31, 1995 and September 30, 1996, approximately 86% and 73%, respectively, of net accounts receivable were due from Medicare and Medicaid, representing a concentrated group of credit for the Company; however, management does not believe there is credit risk associated with these governmental agencies. Furthermore, the Company monitors the expected collectability of accounts receivable and records allowances for doubtful accounts as necessary. This allowance was $24,000 and $34,000 at December 31, 1995 and September 30, 1996, respectively.

     During September 1993, the Company entered into a receivables financing program which the Company accounts for in accordance with Statement of Financial Accounting Standards, No. 77, (SFAS 77), "Reporting by Transferors for Transfers of Receivables with Recourse." See Note 5.

     Cost in Excess of Net Assets Acquired

     Cost in excess of net assets acquired is being amortized over 15 years from original acquisition, resulting in amortization of approximately $97,000, $65,000 and $107,000 for the periods ended December 31, 1995, September 30, 1995 and 1996, respectively. Cumulative amortization of cost in excess of net assets acquired as of December 31, 1995 and September 30, 1996 is $187,553 and $294,054, respectively.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Income Taxes

     The Company, excluding the S-corporations, recognizes income taxes in accordance with Statement of Financial Accounting Standards, No. 109, "Accounting for Income Taxes." This method requires recognition of deferred tax assets and liabilities arising from differing financial reporting and tax bases of assets and liabilities. Taxable income or loss attributable to the S-corporations will be included in the sole stockholder's tax return. Therefore, no provision for income taxes is included in the accompanying combined financial statements for these S-
   corporations.

   Unaudited Interim Information

  The financial statements for the nine months ended September 30, 1995 and 1996 are unaudited. In the opinion of management, such interim financial statements include all adjustments (consisting only of those of a recurring nature) necessary for a fair presentation as of and for the periods indicated. Results of operations for the interim periods are not necessarily indicative of the results for the year.


   Reclassification

  Certain reclassifications have been made to the December 31, 1995 financial statements to conform to the September 30, 1995 and 1996 financial statement presentation. These reclassifications did not affect net loss.

2.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these instruments. It was not practical to estimate the fair value of long term receivables and payables with related parties or officers. The terms of the amounts reflected in the balance sheets at December 31, 1995 and September 30, 1996 with related parties or officers are more fully discussed in Notes 4 and
  12. The fair value of other notes payable is estimated based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities. At December 31, 1995 and September 30, 1996, the fair value of these notes is not materially different from the carrying value.

3.   ACQUISITIONS

  The acquisitions described below have been accounted for under the purchase method. The results of operations for these acquisitions have been included from their respective acquisition dates. The acquisition purchase prices have been allocated to identifiable assets, and the excess of the purchase price over net assets acquired from these acquisitions is recorded as cost in excess of net assets acquired, which is amortized over 15 years from the original acquisition dates.

  Twelve months ended December 31, 1995 Acquisitions

  During 1995, the Company acquired three home health companies. On January 1, 1995, the Company acquired Gateway, a Kentucky-based Medicare certified home health agency. During November 1995, the Company acquired HNT, a home health agency that specializes in the provision of hospice services in Texas, and PDN, an agency that specializes in the provision of pediatric home health services in Texas.

  Nine months ended September 30, 1996 Acquisitions

  During March 1996, LHS sold PDN and HNT to S-corporations owned by LHS's sole stockholder, resulting in PDN-S and HNT-S. This transaction represents a transfer of interest under common control. Additionally, during March 1996, Med IV, an infusion therapy company based in Texas, was acquired from an independent party by an S-corporation owned by LHS's sole stockholder. Effective July 1996, LHS acquired Nurses Today, a Texas-based Medicare certified home health agency from an independent party in exchange for cash and debt.

  The following unaudited pro forma summary information combines the results of operations of the Company for the 1995 and 1996 acquisitions, assuming the acquisitions had occurred at January 1 of each of the following periods:

                                          Nine months
                           Year ended        ended
                          December 31,   September 30,
                              1995            1996
                          -------------  --------------
                                   (Unaudited)

          Net revenues     $18,899,103     $19,281,542
          Net loss         $  (261,388)    $  (359,842)

  The pro forma results presented above do not necessarily represent results which would have occurred if the respective acquisitions had taken place at the beginning of each period, nor are they indicative of the results of future combined operations.

4.   NOTES PAYABLE

  Notes payable as of December 31, 1995 and September 30, 1996 consist of:

                                               December 31   September 30
                                               ------------  ------------
                                                             (Unaudited)
(Unaudited)
8% Note to former owner of subsidiary,
 payable in installments through 1997            $       --  $   46,950
8.5% Notes to former owners of subsidiary,
 payable in installments through 1998               166,666     100,000
9.5% Revolving line of credit, due 1996             343,310     500,000
10% Notes to related party for purchase of
 subsidiaries, due through 1999                          --     937,500
11% Notes to former owners of subsidiaries,
 payable in installments through 1999               562,500     757,500
11.25% Revolving line of credit, due 1998                --     209,039
12% Revolving line of credit, due 1996                   --     216,338
12% Note, payable to former owner of
 subsidiary, due 1996                               100,000          --
12% Notes, due 1996                                 170,270     170,270
14.5% Note, due 1996                                 99,221      50,000
17% Revolving line of credit, due 1997              415,628     898,496
18% Notes, due 1997                                      --     590,000
18% Notes, payable to officer in
 installments through 1996                          231,252     456,252
Other notes payable                                      --      19,099
                                                 ----------  ----------
                                                  2,088,847   4,951,444
Less current notes and maturities                 1,613,847   3,522,415
                                                 ----------  ----------
Long-term notes payable                          $  475,000  $1,429,029
                                                 ==========  ==========

     Notes payable to officer are secured by the stock of Liberty, the revolving lines of credit are secured by accounts receivable, and all other notes payable are secured by the personal guaranty of the Company's sole stockholder. Accrued interest related to the notes payable to officer was $23,218 as of September 30, 1996, and related interest expense was $23,482, $23,482 and $23,218 for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996, respectively.

     As of December 31, 1995, the maturities of long term debt are $1,613,847 in calendar 1996, $254,166 in calendar 1997 and $220,834 in calendar 1998.

5.   ACCOUNTS RECEIVABLE

     During September 1993, Liberty entered into a twenty-seven-month agreement with an independent financing organization to advance collections of eligible patient accounts receivable. Liberty is currently in the process of renegotiating the terms of this arrangement. The financing organization has agreed to continue the advances until specific contract terms can be met. Eligible accounts generally include all accounts relating to the Medicare and Medicaid programs. Total advances were approximately $12.4 million during the twelve months ended December 31, 1995, $8.9 million during the nine months ended September 30, 1995, and $12.9 million during the nine months ended September 30, 1996. The Company is contingently liable for the collection of the receivables advanced which, as of December 31, 1995 and September 30, 1996 were $1.2 million and $1.5 million, respectively. In the accompanying financial statements, reserves withheld from the gross advances are reflected as accounts receivable, other. Interest costs related to this agreement of $274,160, $195,664, and $288,167 are included in interest expense for the year ended December 31, 1995 and the nine months ended September 30, 1995 and 1996, respectively.

     Beginning in 1997, Statement of Financial Accounting Standards, No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", will supersede SFAS 77 in determining accounting for transfers and servicing of financial assets. The Company's receivable financing program will need to be analyzed in comparison to this new guidance to evaluate the impact of the new statement on accounting for these transactions.

6.   INCOME TAXES

     The components of the provision for income taxes for the twelve months ended December 31, 1995 and the nine months ended September 30, 1995 and 1996 are as follows:



                                            Year ended              Nine months ended
                                           December 31,               September 30,
                                               1995                  1995       1996
                                           -------------          ----------  --------
                                                                        (Unaudited)

     Current taxes payable/(receivable)       $ 214,392           $ 202,007   $(9,508)
     Deferred income taxes                     (214,392)           (202,007)    9,508
                                              ---------           ---------   -------

     Net provision                            $       -           $       -   $     -
                                              =========           =========   =======


     The provision for income taxes varies from the amount computed at the federal statutory rate as follows:

                                                       Year ended              Nine months ended
                                                      December 31,                September 30,
                                                          1995                  1995        1996
                                                      -------------          ----------  ----------
                                                                                   (Unaudited)

     Tax based on the federal statutory rate (34%)        $(53,009)           $ (7,348)  $(153,790)
     Change in the deferred tax asset valuation
        allowance                                            3,142             (24,067)    114,482
     Non-deductible amortization of goodwill                29,256              21,942      25,069
     Other                                                  20,611               9,473      14,239
                                                          --------            --------   ---------
     Provision                                            $     --            $    --    $      --
                                                          ========            ========   =========

     Deferred income taxes are provided for those items reported in different periods for income tax and financial reporting purposes. The components of the net deferred tax asset as of December 31, 1995 and September 30, 1996 are as follows:

                                                           December 31,   September 30,
                                                               1995            1996
                                                           -------------  --------------
                                                                            (Unaudited)
     Deferred tax assets:
          Accrued bonuses                                      $281,961       $ 454,566
          Accrued compensated absences                           61,579              --
          Other accrued expenses                                 26,287          17,619
                                                               --------       ---------

     Gross deferred tax asset                                   369,827         472,185

     Deferred tax liabilities:
          Accumulated depreciation                               (4,750)         (2,134)
                                                               --------       ---------

     Net deferred tax assets before valuation allowance         365,077         470,051
     Valuation allowance                                        (84,489)       (218,695)
                                                               --------       ---------

     Net deferred tax asset                                    $280,588       $ 251,356
                                                               ========       =========

     The Company has limited recognition of net deferred tax assets to the amount recoverable from previously paid income taxes.

7.   EMPLOYEE BENEFITS

     The Company has established a 401(k) defined contribution plan under which employees who have completed six months and 1,000 hours of service and attained the age of 21 are eligible to participate. For the eight months ended August 31, 1995, the Company matched 100% of the employees' contributions up to 3% of compensation. Effective September 1, 1995, the Company increased its matching contribution to 100% of the employees' contributions up to 6% of compensation. Additionally, the Company contributed a discretionary amount to the plan during the year ended December 31, 1995. Participants are fully vested in their voluntary contribution and vest 30%, 60% and 100% in the Company's contributions upon the completion of their first, second and third years of service, respectively. The Company reflected $738,131, $636,359 and $640,152 for the twelve months ended December 31, 1995 and the nine months ended September 30, 1995 and 1996, respectively, as expense for 401(k) contributions, in the financial statements.

     In April 1995, the Company established a partially self-insured health care plan for its employees. The Company is self-insured under the plan to the extent of $10,000 per person, per plan year, not to exceed a maximum of $400,000, with excess risk coverage obtained from an insurance company.
     The Company accrues the expense of claim costs and plan administrative expenses for actual claims and expenses incurred, and estimates of unfiled claims based upon the Company's claims experience. Claims liabilities are reevaluated periodically to consider recently settled claims, frequency of claims, and other economic and social factors. The amount accrued for the estimate of incurred but unpaid claims at December 31, 1995 and September 30, 1996 is $65,000 and $10,000, respectively. In April 1996, the Company returned to a fully-insured health care plan for its employees.

     The Company does not provide any post retirement health care and life insurance benefits to retired employees.

8.   PROFESSIONAL AND GENERAL LIABILITY INSURANCE

     The Company is subject to claims and legal actions by patients in the ordinary course of business. The Company maintains comprehensive general liability insurance under an occurrence-based policy for losses related to incidents which occur during the period of coverage. Coverage for professional liability claims is maintained under both occurrence-based and claims-made policies. The Company also maintains an umbrella policy to cover claims and judgments in excess of the normal professional liability insurance coverage. No claims have been filed since the inception of the Company.

9.   COMMITMENTS AND CONTINGENCIES

     Estimated Third-Party Settlements

     Final determination of amounts earned under Medicare and Medicaid cost-reimbursement programs are subject to review and audit by appropriate governmental authorities or their agents. In the opinion of management, adequate provision has been made in the financial statements for any adjustments that could result from such reviews and audits.

     Leases

     Noncancelable operating leases for office space and equipment expire in various years through 2001. Certain leases contain renewal options. Future minimum lease payments as of December 31, 1995 are:

                                     Years ending
                                     December 31,
                                     ------------

          1996                         $  894,014
          1997                            848,751
          1998                            709,864
          1999                            603,132
          2000                            470,791
          Thereafter                       39,712
                                       ----------
          Future minimum payments      $3,566,264
                                       ==========

10.  SUPPLEMENTAL CASH FLOW INFORMATION


                                                     Year ended            Nine months ended
                                                    December 31,              September 30,
                                                        1995                 1995      1996
                                                    ------------           --------  --------
                                                                               (Unaudited)
     Non-cash Investing and Financing Activities
        Long-term debt issued for acquisition
           of subsidiaries                              $862,500           $200,000  $526,000
                                                        ========           ========  ========
        Long-term debt issued for acquisition
           of affiliates                                       -                  -  $ 69,768
                                                        ========           ========  ========

     Additional Cash Payment Information
        Interest paid                                   $385,700           $280,540  $446,526
                                                        ========           ========  ========
        Income taxes paid                               $ 77,410           $ 77,410  $185,200
                                                        ========           ========  ========

11.  COMMON STOCK

     The common stock as of December 31, 1995 and September 30, 1996 consisted of:


                                                 December 31,   September 30,
                                                     1995           1996
                                                 -------------  -------------
                                                                 (unaudited)
     LHS Holdings, Inc., no par value,
        10,000 shares authorized, 100 shares
        issued and outstanding                          $  20           $  20
     PDN, Inc., par value $0.01, 1,000
        shares authorized, 1,000 shares
        issued and outstanding                             --           $  10
     Medical Infusion Services, Inc., par
        value $0.01, 1,000 shares authorized,
        1,000 shares issued and outstanding                --           $  10

12.  RELATED PARTY TRANSACTIONS

     As of December 31, 1995 and September 30, 1996, the Company had lent the sole stockholder $497,884 and $1,611,251 respectively. This loan bears interest at a rate of 10% per annum and was unsecured at December 31, 1995 and September 30, 1996. Additionally, the sole stockholder had lent the Company $937,500 at September 30, 1996, that bears interest at a rate of 10% per annum.

13.  SALE OF THE COMPANY (UNAUDITED)

     On December 5, 1996, the sole stockholder of LHS, PDN-S and Med IV entered into a definitive acquisition agreement with HHCA with respect to the sale of selected assets, subject to certain liabilities, of LHS, Liberty, Nurses Today, PDN-S and Med IV. The acquisition of LHS, Liberty and Nurses Today was completed on January 10, 1997. The acquisition of PDN-S and Med IV is expected to close by April 30, 1997.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated balance sheet at September 30, 1996 reflects the accounts of the companies acquired and to be acquired in the LHS Acquisition and the acquisition of certain nursing services companies in Massachusetts and New Hampshire on December 1, 1996 (the "RSD Acquisition," collectively with the LHS Acquisition, the "Acquisitions"), as if they occurred on September 30, 1996.

The unaudited pro forma consolidated statements of operations for the year ended June 30, 1996 and the three months ended September 30, 1996 reflect the operations of the companies acquired and to be acquired in the Acquisitions, as if they occurred as of July 1, 1995 and 1996, respectively. The Acquisitions are accounted for as purchases.

The unaudited pro forma consolidated financial statements do not purport to represent what the Company's actual results of operations or financial condition would have been had the Acquisitions occurred as of such dates, or to project the Company's results of operations or financial condition for any period or date, nor does it give effect to any matters other than those described in the notes thereto. In addition, the allocations of purchase price to the assets and liabilities of the companies acquired and to be acquired in the Acquisitions are preliminary and the final allocations may differ from the amounts reflected therein. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable. These adjustments are directly attributable to the Acquisitions and are expected to have a continuing impact on the financial condition and results of operations of the Company. The unaudited pro forma consolidated financial statements should be read in conjunction with the respective historical financial statements of the Company, as filed on Form 10-K on September 30, 1996, the RSD Acquisition, as filed on Form 8-K/A on February 11, 1997 and the LHS Acquisition, included elsewhere in this Form 8-K/A.

           HOME HEALTH CORPORATION OF AMERICA, INC. AND SUBSIDIARIES

                     PRO FORMA CONSOLIDATED BALANCE SHEET

                           AS OF SEPTEMBER 30, 1996

                                  (UNAUDITED)

                            (AMOUNTS IN THOUSANDS)


                                                          HISTORICAL                                  PRO FORMA
                                                   -------------------------       ----------------------------------------------
                                                                                   OPERATIONS
                                                                                   RETAINED BY
                                                     HHCA       ACQUISITIONS (1)   SELLER (2)        ADJUSTMENTS           TOTAL
                                                   ----------  -----------------  ------------      ------------        ----------
ASSETS
Current assets:
    Cash                                           $ 2,041         $   781         $   (13)        $    (745) (3)       $  2,064
    Accounts receivable                             28,525           8,532            (345)                -              36,712
    Inventories                                      1,584             167               -                 -               1,751
    Prepaid expenses and other                         688             360             (73)                -                 975
    Deferred taxes                                     862             251             (46)             (205) (3)            862
                                                   -------         -------         -------         ---------            --------
                                                    33,700          10,091            (477)             (950)             42,364
Property and equipment                               9,184             434             (24)                -               9,594
Goodwill                                            31,051           2,831            (241)           17,252  (3)         50,893
Other assets                                         1,054           1,611            (118)           (1,493) (3)          1,054
                                                   -------         -------         -------         ---------            --------
          Total assets                             $74,989         $14,967         $  (860)        $  14,809            $103,905
                                                   =======         =======         ======          =========            ========
LIABILITIES
Current Liabilities:
    Long-term debt, current portion                $ 3,409         $ 9,541         $  (204)        $  (9,338) (3)       $  3,408
    Accounts payable                                 2,353           1,032             (36)                -               3,349
    Accrued salaries                                 2,277           2,716            (297)                -               4,696
    Accrued expenses                                 1,660           2,245            (155)                -               3,750
    Income taxes payable                               966             356             (30)                -               1,292
                                                   -------         -------         -------         ---------            --------
                                                    10,665          15,890            (722)           (9,338)             16,495
Long-term debt, net                                 22,566           1,429             (33)           17,825  (3)(4)      41,787
Other noncurrent liabilities                           698             990            (144)             (364) (3)          1,180
Deferred taxes                                         126               -               -                 -                 126
                                                   -------         -------         -------         ---------            --------
         Total liabilities                          34,055          18,309            (899)            8,123              59,588
Common stock, no par, mezzanine                        500               -               -                 -                 500

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, no par                                34,400               2               -             3,380  (3)(4)      37,782
Retained earnings (deficit)                          6,048            (859)             39             3,306  (3)          8,534
Subscriptions receivable                               (14)         (2,485)              -                 -              (2,499)
                                                   -------         -------         -------         ---------            --------
     Total stockholders'
      equity (deficit)                              40,434          (3,342)             39             6,686              43,817
                                                   -------         -------         -------         ---------            --------
           Total liabilities and
            stockholders' equity
             (deficit)                             $74,989         $14,967         $  (860)        $  14,809            $103,905
                                                   =======         =======         =======         =========            ========


      See notes to unaudited pro forma consolidated financial statements.

           HOME HEALTH CORPORATION OF AMERICA, INC. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 1996

                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          HISTORICAL                                  PRO FORMA
                                                   -------------------------       --------------------------------------------
                                                                                   OPERATIONS
                                                                                   RETAINED BY
                                                     HHCA       ACQUISITIONS (5)   SELLER (6)        ADJUSTMENTS        TOTAL
                                                   ----------  -----------------  ------------      ------------     ----------
Net revenues                                       $ 87,694      $ 37,749           $  (3,263)       $  1,329 (7)     $ 123,509
Operating Costs and Expenses:
    Patient care costs                               42,050        22,745              (1,313)              -            63,482
    General and administrative                       32,893        15,234              (2,195)              -            45,932
    Provision for doubtful accounts                   2,848           295                   -               -             3,143
    Depreciation                                        784            77                   -               5 (8)           866
    Amortization                                      1,016           131                 (22)            476 (8)         1,601
    Interest expense, net                             1,454           914                 (60)            803 (9)         3,111
    Bridge financing                                    913             -                   -               -               913
                                                   --------      --------           ---------        --------         ---------
 Total costs and expenses                            81,958        39,396              (3,590)          1,284           119,048
                                                   --------      --------           ---------        --------         ---------
   Income before provision for income taxes
     and extraordinary item                           5,736        (1,647)                327              45             4,461
Provision for income taxes                            2,348             -                 (12)           (508) (10)       1,828
                                                   --------      --------           ---------        --------         ---------
  Income before extraordinary item                 $  3,388      $ (1,647)          $     339        $    553         $   2,633
                                                   ========      ========           =========        ========         =========
Per Share Data:
    Net income available to common
      stockholders before extraordinary item       $  2,550                                                           $   1,795
                                                   ========                                                           =========

    Earnings per share before extraordinary item   $   0.39                                                           $    0.27
                                                   --------                                                           ---------
    Weighted average common and common equivalent
       shares outstanding                             6,468                                                               6,675 (11)
                                                   ========                                                           =========


      See notes to unaudited pro forma consolidated financial statements.

           HOME HEALTH CORPORATION OF AMERICA, INC. AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996

                                  (UNAUDITED)

                        (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          HISTORICAL                                  PRO FORMA
                                                   -------------------------       --------------------------------------------
                                                                                   OPERATIONS
                                                                                   RETAINED BY
                                                     HHCA       ACQUISITIONS (5)   SELLER (6)        ADJUSTMENTS        TOTAL
                                                   ----------  -----------------  ------------      ------------     ----------
Net revenues                                        $25,302         $11,268         $  (693)           $ 280(7)        36,157
Operating Costs and Expenses:
    Patient care costs                               12,226           6,809            (463)                -          18,572
    General and administrative                        8,819           4,959            (296)                -          13,482
    Provision for doubtful accounts                     906              14               -                 -             920
    Depreciation                                        260              13               -                 7(8)          280
    Amortization                                        355              65              (2)              110(8)          528
    Interest expense, net                               431             344              (4)               51(9)          822
                                                    -------         -------         -------             -----        --------
 Total costs and expenses                            22,997          12,204            (765)              168          34,604
                                                    -------         -------         -------             -----        --------
   Income before provision for income
     taxes and extraordinary item                     2,305            (936)             72               112           1,553
Provision for income taxes                              899               -               -              (308)(10)        591
                                                    -------          -------        -------           -------        --------
  Income before extraordinary item                  $ 1,406         $  (936)        $    72            $  420        $    962
                                                    =======         =======         =======            ======        ========
Per Share Data:
    Net income available to common
      stockholders before extraordinary item        $ 1,406                                                          $    962
                                                    =======                                                          ========

    Earnings per share before
      extraordinary item                            $  0.17                                                          $   0.12
                                                    =======                                                          ========

    Weighted average common and
       common equivalent shares outstanding           8,182                                                             8,389(11)
                                                    =======                                                          ========

      See notes to unaudited pro forma consolidated financial statements.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


PRO FORMA CONSOLIDATED BALANCE SHEET

(1) Represents the historical balance sheets of the Acquisitions. The Acquisitions are accounted for as purchases in the pro forma consolidated balance sheet.

(2) Reflects adjustments to the LHS Acquisition to eliminate net assets attributable to certain operations and subsidiaries of LHS which were not acquired.

(3) Adjusts assets and liabilities of the Acquisitions to estimated fair market value and eliminates certain assets and liabilities not acquired or assumed in the Acquisitions.

(4) Reflects the consideration for the Acquisitions which includes $2.4 million of notes payable to the sellers with interest at 8.0% per annum, $1.6 million in common stock of the Company and $16.3 million in cash. The cash portion of the consideration was financed, or is assumed to be financed for the PDN and Med IV Acquisitions, through the Company's senior credit facility.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(5) Represents the historical results of operations of the Acquisitions for the year ended June 30, 1996 and the three months ended September 30, 1996.
     The Acquisitions are accounted for as purchases in the pro forma consolidated statements of operations.

(6) Reflects adjustments to the LHS Acquisition to eliminate the results of operations attributable to certain operations and subsidiaries of LHS which were not acquired.

(7) Reflects the pro forma allocation of corporate expenses, which results in corresponding adjustments to net revenues for cost-based reimbursed Medicare agencies.

(8) Reflects increases (decreases) in the historical amounts of the net assets of the Acquisitions for depreciation resulting from the revaluation in purchase accounting of fixed assets and for the amortization of goodwill over 25 years.

(9) Reflects the additional interest expense that would have been incurred if the Acquisitions had occurred as of July 1, 1995 and 1996. The interest rate of 9% per annum used to calculate pro forma interest expense on the debt required to fund the cash payments for the Acquisitions reflects the Company's weighted average borrowing rate on its senior credit facility for the fiscal year ended

     June 30, 1996 and the three months ended September 30, 1996. The interest rate used to calculate pro forma interest expense on the seller notes of 8.0% per annum represents the rate of interest on those notes.

(10) Reflects the adjustments to income taxes which would have been provided on the pro forma income before provision for income taxes and extraordinary item using the Company's effective tax rate of 41%.

(11) The weighted average shares outstanding used in calculating pro forma net income per share reflects the shares that would have been outstanding if the shares issued as partial consideration for the Acquisitions had been issued as of July 1, 1995 and 1996. The shares issuable in connection with the LHS Acquisition assume the price at closing used to determine the number of shares issuable was $12.50 per share.

EXHIBIT INDEX


2.1* Asset Acquisition Agreement Among Home Health Corporation of America, Inc.
     and its Nominees, LHS Holdings, Inc., Liberty Health Services, Inc., Nurses Today M/C, Inc. and Mark H. O'Brien.

2.2* Asset Acquisition Agreement Among Home Health Corporation of America, Inc.
     and its Nominees, PDN, Inc., Medical I.V., Inc. and Mark H. O'Brien.

2.3* Indemnification Agreement Among Home Health Corporation of America, Inc.
     and its Nominees, LHS Holdings, Inc., Liberty Health Services, Inc., Nurses Today M/C, Inc., PDN, Inc., Medical I.V., Inc. and Mark H. O'Brien.

23.1 Consent of Independent Accountant

--------------------------
* Incorporated by reference to the Company's Form 8-K dated November 27, 1996, as filed on December 13, 1996.